Exhibit 99.1

Masimo Reports Second Quarter 2007 Financial Results

Record results mark 16th consecutive quarter of revenue growth

Second Quarter Highlights:

•	Product revenues increase 26% to a record $47.6 million

•	A record 29,600 Masimo SET pulse oximeter units shipped

•	Net income of $10.6 million—$0.13 GAAP EPS / $0.19 Non-GAAP EPS

Irvine, California, September 19, 2007 – Masimo Corporation (NASDAQ: MASI), the inventor of Pulse CO-Oximetry and Read-Through Motion and Low Perfusion pulse oximetry, today announced its financial results for the quarter ended June 30, 2007 with product revenues of $47.6 million representing a 26% increase over $37.8 million for the second quarter of 2006. Including royalty revenues, Masimo reported total second quarter revenues of $63.7 million compared to $55.8 million for the second quarter of 2006. Net income for the quarter was $10.6 million representing $0.13 GAAP or $0.19 non-GAAP earnings per common share.

Masimo also shipped a record 29,600 Masimo SET and Masimo Rainbow SET pulse oximeter units, excluding handheld pulse oximeters, during the second quarter of 2007, up from 23,700 in the comparable prior year period resulting in an estimated worldwide installed base of 424,000 Masimo SET pulse oximeters.

For the quarter ended June 30, 2007, Masimo’s net income was $10.6 million compared to $13.9 million for the same quarter in 2006. These results reflected expected decreases in royalty revenue and interest income resulting from the January 2006 patent litigation settlement and related dividend distribution, as well as planned increases in research and development, sales, marketing and general and administrative expenses to support additional product development efforts and the Company’s global business expansion. Under the two class method for computing and reporting earnings per share, the Company reported second quarter 2007 net income attributable to common stockholders of $2.8 million or $0.13 per common share based on weighted average common shares outstanding of 20,732,014 as compared to $3.9 million or $0.19 per common share based on weighted average common shares outstanding of 20,301,629 for the second quarter 2006. For the quarter ended June 30, 2007, on a non-GAAP basis and adjusting only for the assumed conversion of preferred stock into common stock in connection with the Company’s recently completed initial public offering, net income was $0.19 per common share based on weighted average common shares outstanding of 55,344,517 as compared to $0.25 per common share based on weighted average common shares outstanding of 54,914,132 in the prior year period.

Joe E. Kiani, Chairman and Chief Executive Officer of Masimo, said, “We are happy to report a record second quarter with solid product revenue growth and net income that exceeded expectations. These results reflect the clinical community’s recognition of the benefits of our breakthrough read-through motion pulse oximetry, our strong customer service and continued commitment to innovation, as evidenced by our new Rainbow SET platform.”

For the six month period ended June 30, 2007, Masimo’s product revenues were $93.4 million, up 29% from $72.5 million in the same prior year period. Including royalty revenues, Masimo’s total revenues were $122.6 million for the six month period ended June 30, 2007, up from $105.1 million in the prior year period. In the six month period ended June 30, 2007, Masimo shipped a record 56,200 Masimo SET and Masimo Rainbow SET pulse oximeter units, excluding handheld pulse oximeters, compared to 46,600 in the same prior year period.

Net income for the six month period ended June 30, 2007 was $19.7 million compared to $158.6 million in the comparable prior year period, which included $262.6 million in net patent litigation settlement proceeds and various one-time stock based compensation charges related to dividend and bonus payments authorized in the first quarter of 2006. Under the two class method for computing and reporting earnings per share, for the six month period ended June 30, 2007, Masimo’s reported net income attributable to common stockholders was $5.1 million, or $0.25 per common share based on weighted average common shares outstanding of 20,669,111, as compared to $2.67 per common share based on weighted average common shares outstanding of 19,975,936 for the six month period ended June 30, 2006. For the six month period ended June 30, 2007, on a non-GAAP basis and adjusting only for the assumed conversion of preferred stock into common stock in connection with Masimo’s recently completed initial public offering, Masimo’s net income was $0.36 per common share based on total weighted average common shares of 55,311,614 as compared to $2.91 per share based on weighted average common shares outstanding of 54,588,439 in the prior year period.

Cash, cash equivalents and short-term investments were $35.0 million at June 30, 2007.

In August 2007, Masimo completed its initial public offering of 13,704,120 million common shares, comprised of 10,416,626 shares sold on behalf of selling stockholders and 3,287,494 shares sold on behalf of the Company, inclusive of the underwriters’ full exercise of its over-allotment option. The shares were sold at $17.00 per share, for net proceeds to the Company of approximately $47.0 million.

During the first six months of 2007, Masimo introduced a variety of new products including the new color Radical-7 and its latest measurement, Pleth Variability Index, or PVI. The Radical-7 comes standard with the Rainbow SET MX circuit board which allows for upgrades to additional measurements through purchased software upgrades. PVI is a noninvasive measurement of functional hemodynamics, which clinicians have indicated may be valuable in monitoring fluid responsiveness and cardiac function. In the second quarter, Masimo also introduced its line of Rainbow single patient use adhesive sensors for adults, children, infants and neonates. The Rainbow sensors are capable of measuring not only SpO2 (oxygen saturation), Pulse Rate and Perfusion Index, but also, SpCO (carboxyhemoglobin), SpMet (methemoglobin) and PVI. In June 2007, Masimo received U.S. Food & Drug Administration 510(k) clearance expanding its claims for SpMet monitoring to cover neonatal patients with its neonatal and infant Rainbow adhesive sensors. The ability to continuously and noninvasively measure methemoglobin levels in neonatal patients is especially important due to the use of inhaled nitric oxide (iNO) therapy to treat hypoxic respiratory failure in newborns, which has been shown to induce methemoglobinemia.

Financial Guidance

For the full year 2007, Masimo expects total revenues to be approximately $245 million and total product revenues to be approximately $195 million. The Company expects full year GAAP earnings per share to be approximately $0.43 and non-GAAP earnings per share, adjusted only for the assumed conversion of preferred stock into common stock in connection with Masimo’s recently completed initial public offering, to be approximately $0.55. The projections and guidance set forth above are estimates only and actual performance could differ.

Conference Call

Masimo will hold a conference call today at 2:00 p.m. PT (5:00 p.m. ET) to discuss the results. The dial-in numbers are (866) 700-7441 for domestic callers and (617) 213-8839 for international callers. The reservation number for both dial-in numbers is 11107851. A live Web cast of the conference call will be available online from the “investor relations” page of the Company’s corporate web site at www.masimo.com.

After the live web cast, the call will remain available on Masimo’s web site through October 19, 2007. In addition, a telephonic replay of the call will be available until October 3, 2007. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 65525346.

Non-GAAP Measures

Masimo prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP. In an effort to provide investors with additional information regarding the Company’s results and to provide a meaningful period-over-period comparison of the Company’s financial performance, the Company uses non-GAAP financial measures as defined by the Securities and Exchange Commission. The differences between the U.S. GAAP and non-GAAP financial measures are reconciled below. In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors, analysts and other interested parties in evaluating the Company’s underlying business performance on a comparable basis with past and future reported earnings per share and with the financial guidance provided in this release. Management uses the non-GAAP financial measures to evaluate the Company’s financial performance against internal budgets and targets. Importantly, the Company believes non-GAAP financial measures should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. These non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

About Masimo

Masimo develops innovative monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the company debuted Read-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET, and with it virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent and objective studies have confirmed that Masimo SET technology allows clinicians to accurately monitor blood oxygen saturation in critical care situations. Our Masimo SET platform has significantly addressed many of the previous technology limitations, has substantially contributed to improved patient outcomes and has been referred to by several industry sources as the gold standard in pulse oximetry. In 2005, Masimo introduced Masimo Rainbow SET Pulse CO-Oximetry, which, for the first time, noninvasively monitors the level of carbon monoxide and methemoglobin in the blood, allowing early detection and treatment of potentially life-threatening conditions. Founded in 1989, Masimo has the mission of “Improving Patient Outcomes and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications.” Additional information about Masimo and its products may be found at www.masimo.com.

Forward-Looking Statements

This press release includes forward-looking statements. All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about: our plans, objectives, strategies and prospects regarding, among other things, the financial condition, results of operations and business of ours and our subsidiaries; our expectations regarding the value of monitoring methemoglobin levels in neonatal patients; the value of new features such as PVI; expectations regarding our ability to design and deliver innovative new noninvasive technologies and expand into additional areas of vital signs monitoring and measurements, including carbon monoxide, methemoglobin and PVI; and expectations for total revenues, product revenues, GAAP earnings per share and non-GAAP earnings per share for the full fiscal year 2007. These forward-looking statements are based on current expectations about future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control including: risks related to our reliance on Masimo SET and related products for substantially all of our revenue; risks related to any failure in protecting our intellectual property; risks related to exposure to competitors’ assertions of intellectual property claims; risks related to the highly competitive nature of the markets in which we sell our products; risks related to the failure to continue developing innovative products; risks related to the introduction of competing products; risks related to the lack of acceptance of new products; risks related to the loss of our customers; risks related to increases in prices for raw materials or the loss of key supplier contracts; risks related to the failure to retain senior management or replace lost senior management; risks related to product liability claims exposure; risks related to the absence of expected returns from the amount of intangible assets we have recorded; the risk that our financial performance in the third and fourth quarters of 2007 may not meet expectations; risks and uncertainties related to the maintenance and strength of our brand; and other factors discussed in the “Risk Factors” section of our Prospectus dated August 7,

2007 filed with the Securities and Exchange Commission. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to update, amend or clarify these forward-looking statements or the risk factors contained in our Prospectus dated August 7, 2007, whether as a result of new information, future events or otherwise, except as may be required under the federal securities laws.

# # #

Masimo Corporation

Investors:

Mark P. de Raad

Executive Vice President and

Chief Financial Officer

(949) 297-7080

mderaad@masimo.com

Media:

Tom McCall

V.P. Marketing Communications

(949) 297-7075

tmccall@masimo.com

Masimo, SET, Signal Extraction Technology, Radical, Radical-7, Rad57, APOD, and Improving Outcomes and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Application, ARM, Acoustic Respiratory Monitoring, Rainbow, SpCO, SpMet, PVI, SpHb and Pulse CO-Oximeter are registered trademarks or trademarks of Masimo Corporation.

MASIMO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31, 2006	June 30, 2007
		(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$55,382	$35,017
Accounts receivable, net of allowance for doubtful accounts	22,350	27,421
Royalties receivable	1,289	14,455
Inventories	17,135	22,591
Deferred tax assets	18,116	20,401
Other current assets	3,043	4,351

Total current assets	117,315	124,236
Deferred cost of goods sold	21,899	25,631
Property and equipment, net	10,290	10,917
Deferred tax assets	3,163	3,761
Restricted cash	507	508
Intangible assets, net	4,592	4,906
Goodwill	448	448
Other assets	859	3,678

Total assets	$159,073	$174,085

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$10,142	$17,846
Accrued compensation	12,207	9,651
Accrued liabilities	4,655	9,203
Dividends payable	37,533	362
Income taxes payable	1,245	2,598
Deferred revenue	13,880	18,108
Current portion of long-term debt	7,528	12,046

Total current liabilities	87,190	69,814
Deferred revenue	490	744
Long-term debt, less current portion	13,514	25,007
Other liabilities	918	1,263

Total liabilities	102,112	96,828

Commitments and contingencies	—	—

Stockholders’ equity
Convertible preferred stock	88,328	92,241
Common stock	17	17
Treasury stock	(628)	(1,209)
Accumulated other comprehensive loss	(317)	(625)
Accumulated deficit	(30,439)	(13,167)

Total stockholders’ equity	56,961	77,257

Total liabilities and stockholders’ equity	$159,073	$174,085

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share information)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Revenue:
Product	$37,845	$47,627	$72,524	$93,391
Royalty and license fee	17,929	16,053	32,556	29,243

Total revenue	55,774	63,680	105,080	122,634
Cost of goods sold	14,956	17,919	31,094	34,820

Gross profit	40,818	45,761	73,986	87,814
Operating expenses:
Research and development	3,143	5,460	14,937	10,914
Selling, general and administrative	15,066	21,577	51,181	42,979
Patent litigation expenses (proceeds)	64	—	(262,601)	—
Antitrust litigation	49	465	73	475

Total operating expenses	18,322	27,502	(196,410)	54,368

Operating income	22,496	18,259	270,396	33,446
Non-operating income (expense):
Interest income	1,979	189	4,638	544
Interest expense	(471)	(685)	(976)	(1,112)
Other	88	170	187	211

Total non-operating income (expense)	1,596	(326)	3,849	(357)

Income before provision for income taxes	24,092	17,933	274,245	33,089
Provision for income taxes	10,170	7,377	115,626	13,436

Net income	13,922	10,556	158,619	19,653
Preferred stock dividend	—	—	(58,571)	—
Accretion of preferred stock	(1,956)	(1,956)	(4,073)	(3,913)
Undistributed income attributable to preferred stockholders	(8,102)	(5,802)	(42,584)	(10,630)

Net income attributable to common stockholders	$3,864	$2,798	$53,391	$5,110

Net income per common share:
Basic	$0.23	$0.17	$3.33	$0.31

Diluted	$0.19	$0.13	$2.67	$0.25

Weighted-average number of common shares:
Basic	16,509,563	16,692,547	16,025,828	16,642,779
Diluted	20,301,629	20,732,014	19,975,936	20,699,111

The following table presents details of the stock-based compensation expense that is included in each functional line item in the condensed consolidated statement of operations above (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Cost of goods sold	$75	$45	$1,966	$78
Research and development	35	164	8,418	275
Selling, general and administrative	$194	$849	$21,428	$1,295

MASIMO CORPORATION

Unaudited Reconciliation of GAAP to Non-GAAP Earnings per Share

The following tables provide a comparison of our earnings per share calculated under Emerging Issues Task Force Issue No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128”, or EITF 03-6, in accordance with GAAP and the non-GAAP if converted method based upon Financial Accounting Standards Board No. 128 “Earnings per Share”, or FASB 128. The non-GAAP if converted method assumes conversion of all shares of the Company’s preferred stock into common stock as of December 31, 2006. As a result of the three-for-one forward stock split of our common stock effected on June 25, 2007, the conversion price of each outstanding share of our preferred stock was reduced to one-third of the pre-stock split conversion price, which effectively increased the conversion ratio to three shares of common stock for one share of preferred stock. Upon closing of our initial public offering on August 13, 2007, all outstanding shares of our preferred stock were converted into an aggregate of 34,612,503 shares of common stock. Therefore, effective August 13, 2007, the Company transitioned from computing earnings per share from the two class method in accordance with EITF 03-6 to the if converted method in accordance with FASB 128. The Company believes that the following non-GAAP earnings per share information is relevant and useful information that can be used by analysts, investors and other interested parties to assess the Company’s performance on a comparable basis to future reported earnings per share. Accordingly, the Company is disclosing this information to permit additional analysis of the Company’s performance (in thousands, except share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Numerator:
GAAP net income	$3,864	$2,798	$53,391	$5,110
Preferred stock dividend (1)	—	—	58,571	—
Accretion of preferred stock (2)	1,956	1,956	4,073	3,913
Undistributed income attributable to preferred stockholder (3)	8,102	5,802	42,584	10,630

Non-GAAP net income	13,922	10,556	158,619	19,653
Denominator:
GAAP Weighted average number of shares - Diluted	20,301,629	20,732,014	19,975,936	20,699,111
Weighted average preferred shares (4)	34,612,503	34,612,503	34,612,503	34,612,503

Non-GAAP Weighted average number of shares - Diluted	54,914,132	55,344,517	54,588,439	55,311,614
Earnings per share – Diluted:
GAAP earnings per share	$0.19	$0.13	$2.67	$0.25
Adjustments to if converted method	0.06	0.06	0.24	0.11

Non-GAAP earnings per share	$0.25	$0.19	$2.91	$0.36

Adjustments:

(1)	Under the if converted method, no shares of preferred stock would have been outstanding, therefore no dividends would have been recorded specifically for preferred shareholders.
(2)	Under the if converted method, no shares of preferred stock would have been outstanding; therefore no allocation of undistributed income to preferred stockholders would have been made.
(3)	Under the if converted method, no shares of preferred stock would have been outstanding; therefore no accretion of preferred stock would have been recorded.
(4)	Under the if converted method, all shares of preferred stock would have been outstanding of the entire period.